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                                                                   EXHIBIT 10.67

                        INTERCONNECTION AGREEMENT BETWEEN

                            MONTAUP ELECTRIC COMPANY

                                       AND

                                NRG ENERGY. INC.

       This Agreement, entered into as of the ____ day of October. 1998. between Montaup Electric Company. a Massachusetts corporation (hereinafter "the Company"), a subsidiary of Eastern Utility Associates ("EUA") and NRG Energy, Inc., a Delaware corporation (hereinafter "the Generator").

                              W I T N E S S E T H:

       WHEREAS. the Company and the Generator have entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") for the sale of certain Company generating assets; and

       WHEREAS, the Generator plans to own and operate or cause to be operated, the purchased Company generating assets located on property situated at Somerset Station in Somerset, MA (the "Facility"); and

       WHEREAS, the Company and/or its Affiliates intend to continue to operate their transmission and distribution business from their present locations; and

       WHEREAS, this Interconnection Agreement is to establish the requirements, terms and conditions for the interconnection of the Generator's Facility with the transmission system of the Company; and

       WHEREAS, the Interconnection Facilities are intended to enable the Generator to operate in parallel with the Company's electrical system; and

       WHEREAS, the Company and the Generator desire to interconnect the Facility with the Company's transmission facilities, on terms mutually beneficial to the Parties.

       NOW THEREFORE, in consideration of the premises and the mutual promises and agreements of the Company and the Generator (hereinafter referred to collectively as the "Parties" and individually as a "Party"), intending to be legally bound, hereby agree to the following:



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                                    ARTICLE 1
                   OPERATION OF THE INTERCONNECTION FACILITIES

1.1 Operation and Maintenance of Interconnection Facilities. Generation Interconnection Facilities means the facilities identified in Appendix A, that are owned. operated and maintained by the Generator. Company Interconnection Facilities are those facilities identified in Appendix A that are owned, operated and maintained by the Company and supported by the Generator or applicable tariff. Together Generation Interconnection Facilities and Company Interconnection Facilities herein shall be Interconnection Facilities. The Company shall own, operate and maintain the Company's Interconnection Facilities supported by the Generator, through use of its personnel or its designees under the supervision of Company personnel, in accordance with good utility practice. The Company may, in accordance with good utility practice, curtail or interrupt interconnected operation of the Interconnection Facilities, at any time that such curtailment or interruption or delay is necessary under good utility practice, in order for the Company to inspect, repair, or replace equipment associated with the Company's electric system, or to aid in the restoration of service on the Company's system or on the systems with which it is directly or indirectly interconnected, provided any such interruption, reduction or refusal shall continue only for so long as it is necessary under good utility practice and that the Company uses best efforts to restore service promptly following any such curtailment or interruption

1.2 Company Access to Interconnection Facilities. The Generator shall provide and grant to the Company such access to the Generator's Facility, as necessary or appropriate, to inspect, test, operate and maintain the Company's Interconnection Facilities.

                                    ARTICLE 2
                                    METERING

2.1 Metering Requirements. The point of metering shall be at the Interconnection Point (as defined in Article 3). The meters will be tested and maintained by the Company or its designee at the sole expense of the Generator. Equipment necessary for remote metering and indication of the Interconnection Facilities is currently installed. The Generator shall be responsible for the cost for regular routine testing of the meters and associated equipment in accordance with the standards set forth by the Company to implement NEPOOL requirements or similar regional metering standards.

       2.1.1 The installation by the Company or its designee, of additional metering equipment shall be at the Generator's sole expense. The Company shall furnish and install the necessary meter sockets and wiring in accordance with accepted electrical



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              standards and state and local codes. The Company shall furnish, install, read, and maintain the metering equipment.

       2.1.2 A separately executed agreement between the Parties shall provide for the responsibilities and costs associated with reading the meters and reporting pertinent data to the Independent System Operator for New England ("ISO-NE") and/or the New England Power Pool ("NEPOOL").

       2.1.3 The Company shall also conduct testing, other than routine maintenance testing, upon the reasonable request, and in the presence of a representative of the Generator. The Company shall maintain an accurate log or record of all such meter testing. If the metering equipment is found in any such test to be inaccurate, it shall be made accurate, and if it is found to be inaccurate by more than two percent (2%) up or down, the meter readings for the period of inaccuracy shall be adjusted to correct such inaccuracies as far as the same can be reasonably -ascertained and such adjusted readings shall be reported to the Generator by the Company. If the period of inaccuracy cannot be ascertained such period will be deemed to have -encompassed one-half of the time period since the last test of the meter. The cost of any testing performed in accordance with this paragraph shall be borne by the Generator, if the results of the tests conducted by the Company prove the metering equipment to be inaccurate by less than two percent (2%) up or down, and otherwise by the Company.

                                   ARTICLE 3
                            DELIVERY AND MEASUREMENT

       All electricity shall be delivered at the Interconnection Point in the form of three-phase sixty-hertz alternating current at a voltage of 115 kV. The Interconnection Point means the point where the Company's system connects with the Generator's Facility as identified in Appendix A. The parties agree to negotiate in good faith to modify the Interconnection Point from time to time as may be required by changes in applicable regulation, NEPOOL requirements, alterations of the Facility or the Interconnection Facilities or by good utility practice. Generating Units 5, 6 and the two jet combustion turbines (Unit 7) are connected to the transmission system at the 115 kV switchyard. Unit 5 is connected to both 115 kV busses through a breaker and a half arrangement with the U6 line. Unit 6 is connected to both busses through a pair of breakers. Unit 7 is connected to the East bus through a single breaker.

                                    ARTICLE 4
                                  FORCE MAJEURE

       The Company shall not be considered to be in default of any obligation hereunder as a result of all or any part of the Interconnection Facilities being destroyed, damaged, or otherwise rendered inoperable or unavailable as a result of or caused by storm, flood, lightning, earthquake,



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fire, explosion, equipment failure, civil disturbance, labor dispute, regulatory lag, Act of God or the public enemy, or any cause beyond the control of the Company. Nor shall the unavailability of all or any part of the Interconnection Facilities for any such cause relieve the Generator of any obligations to make any payment under Article 5 of this Agreement as long as the Company shall use good utility practice to restore the availability of the Interconnection Facilities so rendered inoperable or unavailable at the cessation of the event causing or resulting in such inoperability or unavailability.

       The Company shall not be responsible in tort, contract or strict Liability to the Generator for damages of any description whatsoever which may result from any unavailability of the Interconnection Facilities unless such availability is the result of willful default, deliberate misconduct or gross negligence by the Company.

                                    ARTICLE 5
                               BILLING AND PAYMENT

       Bills shall be rendered by the Company to the Generator during the first part of the succeeding month, and payment shall be due within twenty (20) days of receipt of bill ("Due Date"). Such bills shall be delivered via first class mail postage pre-paid, or by facsimile.

       Billing for the expenses and overheads for on-going operations and maintenance shall be as specified in Appendix B.

       If the transmittal of payment is not postmarked by the Due Date, an interest charge shall be paid on the unpaid balance computed daily from the Due Date at an annual rate equal to two percent (2%) more than the then current Prime Interest rate charged by the Bank of Boston. In the event the bill is disputed, interest shall accrue only on the unpaid amount finally determined to be due and payable.

       Notwithstanding the above, if any bill remains unpaid for more than sixty
(60) days from the Due Date, except amounts in dispute, the Company may suspend operation of the Interconnection Facilities hereunder until frill payment has been made.

                                    ARTICLE 6
                  PROCEDURES GOVERNING SHUTDOWN AND RESUMPTION
                            OF DELIVERY OF GENERATION

       The following procedures govern the shutdown and resumption of delivery of generation. Such procedures shall be subject to change as mutually agreeable:

6.1 Unscheduled Facility Outage. In the event of an unscheduled shutdown by the Generator, it shall notify the Company as promptly as is possible by telephone notice given directly to the Company's System Operator, as to the circumstances believed to have caused the



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       shutdown, and subsequently shall confirm to the Company in writing its formal determination as to the reason for the interruption.

6.2 Emergency Relating to Facility Power. If a curtailment or interruption of the acceptance by the Company of electric power generated in accordance with Article 1.1 is occasioned by emergency circumstances which do not permit advance notice, the Company shall notify the Generator by telephone, as promptly after the event as is reasonably possible under the circumstances, of the reasons for the shutdown and its expected duration.

6.3 Failure of SCADA. In the event of a failure of the SCADA terminal to transmit data to the Company or its affiliate's SCADA system, at a time when the continuing inflow of the Generator's energy into the Company's electrical system would unreasonably impair or threaten to impair the safe and reliable operation of the Company's system, the Company shall have the right to require the Generator to shut down its Facility for the duration of such period. The Company shall be subject to no liability in the event of such shutdown unless such failure is a result of willful default, deliberate misconduct or gross negligence of the Company. The Parties agree to take all reasonable actions to prevent, mitigate and promptly correct any such failures and to cooperate to that end.

6.4 Shutdown, Reduction, Curtailment or Delay of Operation Of Interconnection Facilities. In the event that the Company reduces, curtails or delays the operation of the Interconnection Facilities in accordance with Article 1.1, the Company shall be subject to no liability for such interruption; provided that the Company complies with the standards set forth in
       Article 1.1. In the case when shutdown can be scheduled, the Company shall notify the Generator by telephone, at the earliest practical time, but not later than at least fifteen minutes prior to the scheduled shutdown, of reasons for the shutdown, the time scheduled for it to take place, and its expected duration. The Company shall resume interconnected operation of the facility as quickly as possible in accordance with
       Article 1.1.

6.5 Procedures for Resumption of Facility Operation. On occasions when interconnected operation has been interrupted by the Generator and the Generator wishes to resume such interconnected operation, it shall give telephone notice to the Company or its affiliate's System Operator at least fifteen minutes in advance as to the time which resumption of operation is desired; provided, however, that such advance notice to Company may be waived by the Company's said System Operator and the Generator may institute a manual interconnection more quickly in any instance in which the Company's said System Operator shall deem appropriate. In the event that the Generator's interconnection shall have been previously disconnected or locked out by the Company, the Company shall reconnect and/or reset the permissive relay so as to allow the Generator to resume interconnected operation at the time scheduled in the Company's telephone notice. However, if technical conditions existing on the Company's system are such that it is not feasible in accordance with this Article for the Company to allow interconnection with



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       the Generator at the time proposed for the resumption of generation, the
       Company may deny interconnected operation at that time, but shall thereafter notify the Generator by telephone as to the earliest time that it is able to accept generation from the Generator and shall cooperate diligently to resume interconnected operation with the Generator at that time.

6.6 Right to Open Disconnects. The Generator shall afford to the Company reasonable access at all times to the disconnects associated with the Interconnection Facilities, and the Company shall have the right to open said disconnects whenever it is appropriate to do so pursuant to Article 1.1, provided that the Company complies with the provisions of Article 1.1.

                                    ARTICLE 7
                      RESPONSIBILITY FOR PROTECTIVE RELAYS

       The Interconnection Facilities are designed and constructed with mutually beneficial protective relay schemes, serving functions and meeting tolerances which have been agreed upon between the Parties. The Generator shall own and be responsible for maintaining the said mutual relay schemes in good operational order and condition, and shall cause said mutual relay scheme to operate within prescribed tolerances. The Generator shall be responsible for adhering to reasonable testing procedures and schedules for such testing for such equipment and the reporting thereof as well as for any reasonable periodic maintenance or replacement, as determined by the Company in accordance with good utility practice.

                                    ARTICLE 8
                  RESPONSIBILITY TO PROTECT EACH PARTY'S SYSTEM
                          FROM THE OTHER PARTY'S SYSTEM

       Except as may be set forth in this Agreement to the contrary, each Party shall be responsible for protecting its facilities from possible damage by reason of electrical disturbances or faults caused by the operation, faulty operation, or non-operation of the other Party's facilities, as well as for electrical systems interconnected to the Company's electrical system and unless due to willful default, deliberate misconduct or gross negligence, such other Party shall not be liable for any damages so caused.

                                    ARTICLE 9
                                  POWER FACTOR

       Unless otherwise requested by the Company or its designee. the Generator will operate the Facility at unity power factor at the metering point and within tolerance of the power factor controller. In no case however, will the Generator be required to operate outside the volt-ampere range of the Facility's capability as determined from the equipment manufacturer's recommendations.



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                                   ARTICLE 10
                                TERM OF AGREEMENT

       This Agreement shall become effective on the Closing Date (as defined in the Asset Purchase Agreement) and the term of this Agreement shall remain in effect until the date on which the Facility is completely decommissioned. The Company shall file this Agreement with the Federal Energy Regulatory Commission ("FERC") as a Rate Schedule within the meaning of 18 C.F.R. Part 35. The Generator agrees to support such filing and cooperate with the Company and provide any information reasonably required by the Company to comply with applicable filing requirements.

                                   ARTICLE 11
                                   ASSIGNMENT

       This Agreement shall be binding upon and shall inure to the benefit of, and may be performed by, the successor and assigns of the Parties, except that no assignment, pledge or other transfer of this Agreement by any party shall operate to release the assignor, pledgor or transferor of any of its obligations hereunder unless: (1) consent to the assignment is given in writing by the other Party, such consent not to be unreasonably withheld; (2) such assignment, in whole or in part, is to financial institutions or entities for the purpose of financing construction and/or providing permanent debt financing of the Facility or modification thereof, (3) Company assigns its interest in this Agreement to an affiliate of the Company or to a transferee of all of the assets of the Company; (4) the Generator assigns its interest in and obligations under the Agreement to an affiliate of the Generator and such affiliate assumes all of the Generator's obligations under this Agreement.

                                   ARTICLE 12
                                 APPLICABLE LAWS

       This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

                                   ARTICLE 13
                                   REGULATION

       This Agreement is subject to all applicable state and federal laws and to all duly promulgated orders and other authorized action of governmental authority having jurisdiction. Nothing in this Agreement shall require the Generator to own any asset or equipment, operate or maintain any asset or equipment, provide any service to the Company or any other person, or take any other action that could reasonably be expected to result in the Generator being regulated as a public utility, electric utility, transmission company, distribution company, or other entity subject to regulation under the Public Utility Holding Company Act, the Federal Power Act (other than by reason of sales for resale from the Facility), or applicable public utility regulation



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in the affected states. The Parties agree to negotiate in good faith to modify this Agreement to prevent such regulatory impacts from occurring and/or to seek waivers from such regulations, as necessary, and to make such modifications as may reasonably be necessary to avoid the Generator becoming regulated as a public utility as a result of this Agreement, other than under the Federal Power Act by reason of sales for resale from the Facility.

                                   ARTICLE 14
                                FUTURE OPERATIONS

       The Generator covenants and agrees that it will at all times be responsible for the operation and maintenance, whether performed by itself or by others, of the Facility in compliance with all applicable provisions of any Federal, State, or local laws, as may be supplemented or amended from time to time.

                                   ARTICLE 15
                                    LIABILITY

       Neither party hereto, nor its respective parents, subsidiaries, affiliates, agents, officers, directors, employees, successors, assigns, shall be liable, directly or indirectly, to the other or its respective parents, subsidiaries, affiliates, agents, officers, directors, employees, successors, assigns or customers for claims for special incidental, indirect or consequential damages, whether based on breach of warranty (express or implied), contract, tort or otherwise, connected with or resulting from, directly or indirectly, performance or the failure to perform by either party of any of its obligations under this Agreement.

                                   ARTICLE 16
                                    INSURANCE

16.1 Responsibility. The Generator covenants and agrees with the Company to maintain in full force and effect throughout the term of this Agreement the types and minimum dollar amounts of insurance coverage set forth in 16.2.

16.2 Coverage. The Generator agrees to maintain at all times the following insurance:

              (1) Workmen's compensation insurance as prescribed or permitted by law.

              (2) Employer's liability insurance with limits of not less than one hundred thousand dollars ($100,000) per occurrence.

              (3) Comprehensive general liability and property damage insurance with limits not less than five hundred thousand dollars ($500,000)


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                     per person and one million dollars ($1,000,000) per
                     accident for property damage.

              (4) Automobile liability coverage with limits not less than five hundred thousand dollars ($500,000) per person and one million dollars ($1,000,000) per accident for bodily injury (including death) and one million dollars (51.000.000) aggregate for property damage.

              (5) Umbrella liability insurance in a minimum amount of eight million dollars ($8,000,000).

              (6) All risk property and boiler and machinery insurance against damage to owned. leased or operated property, that is part of the Facility, on a replacement cost basis, with self-insurance of not more than five hundred thousand dollars ($500,000); and business interruption insurance, of the types which a prudent developer, owner and operator of a similar project would provide, or as may be required by a lender The Generator shall provide a copy of all state and/or insurance company inspection reports to the Company within thirty (30) days of issuance.

              (7) The minimum liability and amounts specified above shall be adjusted at least as often as at three-year intervals by the ratio of the value of the Consumer Price Index, all categories, for the Greater Boston area as of January, 1999, to the most recent January value of such index at the time of adjustment.

16.3 Insured. The insurance policy or policies entered into pursuant to this Article of the Interconnection Agreement shall be endorsed naming the Company or, at the option of the Company, a Company affiliate as an additional insured, except to the extent of Company's negligence or willful misconduct, with respect to any and all third party bodily injury and/or property damage claims arising from the performance of this Agreement and shall require ten (10) days written notice to be given to the Company of cancellation for non-payment of premium and thirty (30) days' written notice to be given to the Company of cancellation for any other reason and any material change in the policy(s). The insurance coverage described herein shall be primary to any other coverage available to the Company and shall not be deemed to limit the Generator's liability under this Agreement.

16.4 Certificate of Insurance. The Generator shall provide the Company with certificates of insurance as evidence of coverage. Such certificates shall include a statement that



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       coverage will not be reduced or cancelled by the carrier without first providing the Company at least thirty (30) days' prior written notice.

16.5 Company Insurance. The Company agrees to maintain at all times insurance with respect to the Interconnection Facilities substantially comparable to the insurance described in 16.2, provided, however, that the Company shall not be obligated to maintain any business interruption insurance.

                                   ARTICLE 17
                 NEED FOR ADDITIONAL INTERCONNECTION FACILITIES

       At some future time, the Generator may modify or add additional generation capacity to the units specified in this Agreement or may add new-generation to the Facility. This may require the Company to design, engineer and construct additional transmission facilities. In the event of such occurrence, a separately executed agreement between the Company and the Generator shall be developed to detail the terms and conditions of interconnected operations of the additional transmission facilities. Such additional Interconnection Facilities will be constructed in a manner consistent with Company, NEPOOL, ISO-NE and FERC requirements.

                                   ARTICLE 18
                           NO DEDICATION OF FACILITIES

       No undertaking by the Company or the Generator shall be deemed to constitute a dedication of its system, or any portion thereof, to the public or the requirements of the other Party, and all undertakings of each Party hereunder with respect to the other shall cease upon the termination of this Agreement. Subject to Article 1.1 of this Agreement, the Generator shall have the right to alter the generation output or capability of generation, including the decommissioning, mothballing, retirement, expansion, repowering or other development of generation.

                                   ARTICLE 19
                                SAFETY STATEMENT

       It is the Generator's responsibility to assure that all work performed under this Agreement by other than the Company's personnel or personnel under the Company's supervision, reasonably complies with Company safety rules in addition to all applicable municipal, state, OSHA, and other federal regulations. The Company shall furnish its safety rules to the Generator.



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                                   ARTICLE 20
                                ENTIRE AGREEMENT

       This Agreement constitutes the entire agreement between the Parties regarding the Interconnection Facilities and supersedes all previous agreements, discussions, communications and correspondence regarding such Interconnection Facilities.

                                   ARTICLE 21
                                NOTICES AND BILLS

       All notices hereunder. in which the manner of delivery is not otherwise specified. shall be sent by U.S. mail postage prepaid or shall be hand delivered. Notices and other communications by the Company to the Generator shall be addressed to:

                     NRG Energy, Inc.
                     1221 Nicollet Mall
                     Minneapolis, MN 55403-2445
                     Attention: Craig Mataczynski, President, NRG North America
                     Facsimile: 612-373-5430

                     With a copy to:

                     James Bender, General Counsel
                     Facsimile: 612-373-5392

       Notices and other communications by the Generator to the Company shall be addressed to:

                     Director of Transmission Services
                     EUA Service Corporation
                     750 West Center Street
                     West Bridgewater, MA 02379

       All payments to the Company shall be sent to:

                     EUA Service Corporation
                     Accounts Receivable Department
                     750 West Center Street
                     West Bridgewater, MA 02379

       Either party may change the address to which bills or notices are to be sent by written notice to the other party.



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[PAGE INTENTIONALLY LEFT BLANK]




















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       Witness the name of the Parties hereto affixed by their respective officers as of the date first written above. Executed in duplicate.

MONTAUP ELECTRIC COMPANY

By:    /s/ Kevin A. Kirby                    Date: October 13, 1998
    -------------------------------                ----------------------------
Name:  Kevin A. Kirby
Title: Vice President

NRG ENERGY, INC.

By:    /s/ Craig Mataczynski                 Date: October 13, 1998
    -------------------------------                ----------------------------
Name:  Craig Mataczynski
Title: President, NRG North America

                                 FIRST AMENDMENT

                      TO INTERCONNECTION AGREEMENT BETWEEN

                          MONTAUP ELECTRIC COMPANY AND

                               SOMERSET POWER, LLC

       WHEREAS, Montaup Electric Company, a Massachusetts corporation (hereinafter "the Company") and Somerset Power, LLC, a Delaware corporation (hereinafter "the Generator"), have entered into an Interconnection Agreement dated as of October 13, 1998 ("the Agreement"); and

       WHEREAS, the Agreement establishes the Requirements, terms and conditions for the interconnection of the Generator's facilities with the transmission system of the Company; and

       WHEREAS, the Company and the Generator desire to amend the agreement to allow the Generator to be responsible for testing and maintaining the metering equipment.

       NOW, THEREFORE, the Company and the Generator agree as follows:

       1. Section 2.1 is amended by deleting "Company" in the second sentence and inserting "Generator".

       2. Section 2.1.1 is amended by deleting "Company" in the first sentence and inserting "Generator" and further deleting the second and third sentences.

       3.     Section 2.1.3 is deleted and the following Section 2.1.3 is added:

              2.1.3 The Generator shall also conduct testing, other than routine maintenance testing, upon the reasonable request, and in the presence of, a representative of the Company. The Generator shall maintain an accurate log or record of all such meter testing. If the metering equipment is found in any such test to be inaccurate, it shall be made accurate, and if it is found to be inaccurate by more than two percent (2%) up or down, the meter readings for the period of inaccuracy shall be adjusted to correct such inaccuracies as far as the same can be reasonably ascertained and such adjusted readings shall be reported to the Company by the Generator. If the period of inaccuracy cannot be ascertained such period will be deemed to have encompassed one-half of the time period since the last test of the meter. The cost of any testing performed in accordance with this paragraph shall be borne by the Company, if the results of the tests conducted by the Generator prove the metering equipment to be inaccurate by less than two percent (2%) up or down, and otherwise by the Generator.

       4. Article 19 is amended by deleting "reasonably" and "Company safety rules in addition to" in the first sentence, and further deleting the second sentence.

       5. Appendix A I. is amended by adding "14. Metering and associated equipment" -

       6. Appendix A II. is amended by deleting "Metering and associated equipment" and inserting "None at this time."

IN WITNESS WHEREOF, the Company and the Generator have executed this First Amendment as of the 26th day of April 1999.


Montaup Electric Company                     Somerset Power, LLC

By: /s/ Kevin A. Kirby                        By:  /s/ Mark D. Anderson
    ------------------                           ---------------------------

Its: Vice President                          Its: Authorized Representative
    ------------------                           ----------------------------